EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

iCAD, Inc.

Nashua, New Hampshire

We hereby consent to the incorporation by reference into the Registration Statements of iCAD, Inc. and subsidiary on Forms S-8, (No. 333-187660, 33-72534, No. 333-99973, No. 333-119509, No. 333-139023, No. 333-144671 and No. 333-161959), and on Form S-3, (No. 333-169716, 333-176777 and 333-178952), of our report dated February 28, 2014, relating to the consolidated financial statements of iCAD, Inc. and subsidiary appearing in this Annual Report on Form10-K for the year ended December 31, 2013.

/s/ BDO USA, LLP

Boston, Massachusetts

February 28, 2014